Exhibit 10.1

Execution Version

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into as of this 31st day of December, 2018, by and between Armstrong Flooring, Inc., a Delaware corporation (“Seller”), and Tarzan Holdco, Inc., a Delaware corporation (“Buyer”).

WHEREAS, Arizona and Buyer have entered into that certain Stock Purchase Agreement, dated as of November 14, 2018 (the “Purchase Agreement”), pursuant to which Buyer has agreed to purchase and acquire from Seller, and Seller has agreed to sell and transfer to Buyer, all of Seller’s right, title and interest in and to Armstrong Wood Products, Inc., a Delaware corporation (the “Company”), Armstrong Hardwood Flooring Company, a Tennessee corporation, and HomerWood Hardwood Flooring Company, a Delaware corporation (collectively, the “Company Subsidiaries”), by way of a purchase by Buyer of all of the issued and outstanding shares of common stock of the Company, all upon the terms and subject to the conditions set forth in the Purchase Agreement; and

WHEREAS, in connection with the consummation of the transactions contemplated by the Purchase Agreement, Buyer and Seller have agreed to enter into this Agreement at the Closing, all upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1

DEFINITIONS

1.1    Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Additional Service” shall have the meaning set forth in Section 2.1(b).

“Affiliate” means any partnership, joint venture, corporation or other entity that, as to a Party or other Person, as applicable, Controls, is Controlled by or is under the common Control with such Party or other Person, as applicable.

“Agreement” shall mean this Agreement, including the schedules attached hereto, as the same may be amended by the Parties from time to time.

“Bundled Service” means those Services identified on Schedule A as being part of a bundled package of Services.

“Control” means, with respect to any entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities (or other ownership interest), by contract or otherwise.

“Dispute” has the meaning set forth in Section 2.6.

“Force Majeure” shall have the meaning set forth in Section 7.2.

“Losses and Expenses” shall have the meaning set forth in Section 6.3(a).

“Overdue Statement” shall have the meaning set forth in Section 3.2.

“Parties” shall mean Buyer and Seller.

“Payment Default” shall have the meaning set forth in Section 3.2.

“Person” means an individual, corporation, limited or general partnership, limited liability partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), or the foreign equivalent of any of the foregoing.

“Required Licenses” shall have the meaning set forth in Section 3.4.

“Service” or “Services” shall mean only those services provided by Seller or its Subsidiaries pursuant to and in accordance with Section 2.1.

“Service Fee” shall have the meaning set forth in Section 3.1.

“Service Manager” shall have the meaning set forth in Section 2.5.

“Service Period” shall have the meaning set forth in Section 4.1.

“Subsidiary” means any Person in which Seller, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or otherwise Controls, such Person.

“Tax Authorities” shall have the meaning set forth in Section 3.3.

All other capitalized terms used and not otherwise defined herein will have the respective meanings ascribed to such terms in the Purchase Agreement.

SECTION 2

PROVISION OF SERVICES

2.1    Provision of Services.

(a)    Subject to and in accordance with this Section 2.1, Seller shall, or shall cause its Subsidiaries to, provide to the Company and the Company Subsidiaries those services set forth on Schedule A and such other Services as may from time to time be agreed between the Parties in writing and added to Schedule A as set forth in Section 2.1(b) below. All of the Services shall be provided in accordance with the terms, limitations and conditions set forth herein and on Schedule A.

(b)    During the Term, Buyer may request any internal or external resources, services or systems (any such resource, service or system, an “Additional Service”) previously provided to the Business by the Seller or its Affiliates that is reasonably necessary for the ongoing operation of the Business in substantially the same manner that it was conducted by Seller and/or its Affiliates prior to the Closing. Seller will use commercially reasonable efforts to provide or cause to be provided all Additional Services to the Company or Company Subsidiaries, and Buyer and Seller will negotiate in good faith to determine mutually agreeable terms on which such Additional Services would be provided to Buyer, taking into account the scope of services, duration, methodology used to establish pricing and other terms for the Services hereunder. Schedule A may be amended at any time by mutually agreed upon amendment of this Agreement to add Additional Services. For purposes of this Agreement, “Additional Services” shall be considered “Services”.

(c)    Unless otherwise agreed by the Parties, the Services shall be performed by Seller or its Subsidiaries for the Company and the Company Subsidiaries in a manner that is substantially the same as the manner and level of support in which such Services are generally performed by Seller and its Subsidiaries for the Company and the Company Subsidiaries as of immediately prior to the Closing, and the Company and the Company Subsidiaries shall use such Services for substantially the same purposes and in substantially the same manner as the Company and the Company Subsidiaries are using such Services since as of immediately prior to the Closing unless otherwise mutually agreed by the Parties. The Parties do not intend this Agreement to change, in any material respect, the type, quantity, quality, timeliness or manner of performance of any Services from those provided prior to the Closing.

(d)    The Parties agree that, other than the incurrence of costs to provide Services that will be reimbursed by Buyer, the Company and the Company Subsidiaries as part of the fees payable hereunder, neither Seller nor its Subsidiaries shall be required to use their respective funds or to otherwise pay for any goods or services purchased or required by any of the Company and the Company Subsidiaries from third parties or for any other payment obligation of any of the Company and the Company Subsidiaries. For the avoidance of doubt, the Parties acknowledge and agree that if and to the extent Seller elects to retain a third party to provide a Service to the Company or any of the Company Subsidiaries that was previously provided by Seller or its Subsidiaries, Seller shall bear and be solely responsible for any incremental costs and expenses of such third party in providing such Service to the Company or the Company Subsidiaries (it being understood that the agreed upon fees for the relevant Services shall still be payable by Buyer).

(e)    Buyer understands that certain Services are provided as of the date hereof and may be provided to it by Seller or its Subsidiaries in accordance with this Section 2.1(e) pursuant to agreements between Seller or its Subsidiaries and various third parties. To the extent not prohibited by such third party, Seller will coordinate the provision of Services by the third party to Buyer (including, where necessary, obtaining the consent of such third party, at Buyer’s sole cost and expense and in consultation with Buyer) and Buyer will reasonably cooperate with any third party providing Services on behalf of Seller in order to facilitate the provision and receipt of such Services.

2.2    Use of Services. Seller shall be required to provide the Services only to the Company and the Company Subsidiaries in connection with the conduct by the Company and the Company Subsidiaries of their respective businesses in the ordinary course. Neither the Company nor any of the Company Subsidiaries may resell any of the Services to any Person whatsoever or permit the use of the Services by any Person other than in connection with the conduct of the business of the Company and the Company Subsidiaries in the ordinary course.

2.3    Disclaimer of Warranty. BUYER ACKNOWLEDGES THAT SELLER IS PROVIDING THE SERVICES AS AN ACCOMMODATION TO BUYER’S TRANSITION FOLLOWING THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THE PURCHASE AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER DISCLAIMS ALL REPRESENTATIONS, WARRANTIES AND GUARANTEES WITH RESPECT TO THE SERVICES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS AN UNDERTAKING BY SELLER TO ENSURE OR INCREASE THE COMPANY’S OR COMPANY SUBSIDIARIES’ SALES OR PROFITS OR OTHERWISE TO GUARANTEE THE BUSINESS SUCCESS OF THE COMPANY OR ANY COMPANY SUBSIDIARY OR AN ASSUMPTION BY SELLER OF ANY FINANCIAL OBLIGATIONS OF THE COMPANY AND THE COMPANY SUBSIDIARIES.

2.4    Personnel.

(a)    Subject to the limitations set forth herein, Seller shall furnish all Seller personnel reasonably necessary to provide the Services; provided, however, that Seller may, subject to the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), engage one or more third-party service providers or consultants to provide the Services. Seller may, upon prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), remove and replace any such personnel at any time, and such personnel of Seller will be under the direction, control and supervision of Seller. Nothing in this Agreement is intended to transfer the employment of employees engaged in the provision of any Service from one Party to another.

(b)    The personnel dedicated to the provision of Services are set forth on Schedule B (the “TSA Employees”). At the end of each Service Period, Buyer may, but shall not be required to, cause the Company or any applicable Company Subsidiary to offer employment to the TSA Employees who have rendered the Services during the applicable Service Period; provided, however, that in the event that Buyer or the Company or Company Subsidiary fails to extend an offer of employment to a TSA Employee consistent with the provisions of Section 6.6 of the Purchase Agreement, or (solely with respect to a Canadian employee) if the offer triggers severance for the TSA Employee, Buyer, the Company and the applicable Company Subsidiary shall promptly, but in no event later than thirty (30) days, reimburse Seller for any such severance and other termination obligations paid or provided to such TSA Employee with respect to severance that is triggered or occurs during the period within thirty (30) days after the termination, in accordance with Schedule A, of the Services under this Agreement that such employee renders.

2.5    Service Managers. Seller and Buyer will each designate a service manager (with respect to a Party, such Party’s “Service Manager”), who will be directly responsible for coordinating and managing the delivery or receipt of the Services and who will have the authority to act on such Party’s behalf with respect to matters relating to this Agreement. The Service Managers will also discuss progress in the transition of the Services hereunder and may establish a mutually acceptable set of procedures, including frequency of meetings and reporting, and other mutually acceptable, reasonable structures for their cooperation and the cooperation of the Parties in the execution of their obligations pursuant to this Agreement. Unless otherwise agreed to by the Parties, all communications relating to this Agreement and the Services shall be directed to the Service Managers. With respect to matters relating to the Services or under this Agreement requiring dispute resolution, the Parties and their respective Service Managers will follow the dispute resolution process outlined in Section 2.6. The Parties’ initial Service Managers will be Jennifer Zimmerman for the Buyer, and John Bassett, for the Seller. Seller and Buyer may, in their sole discretion, replace their respective Service Manager from time to time with a substitute manager upon written notice to the other Party.

2.6    Dispute Resolution. The Parties agree that any dispute arising out of or relating to this Agreement (a “Dispute”) shall be first submitted for resolution to the Service Managers. If the Service Managers fail to resolve a Dispute within a reasonable time following its submission to the Service Managers, but in no event more than ten (10) Business Days, then, at the request of either Party, such Dispute shall be submitted to a senior officer of each of the Parties, and such senior officers shall attempt in good faith to resolve the Dispute. If such senior officers cannot resolve the Dispute in such manner within a reasonable time, but in no event more than twenty (20) Business Days, then either Party may pursue litigation or other available means of resolving the Dispute. The Parties agree to follow the procedures set forth in this Section 2.6. prior to initiation of any legal proceedings with respect to any Dispute. The Parties agree that all discussions, negotiations and other information exchanged between the Parties during the foregoing escalation proceedings shall be without prejudice to the legal position of a Party in any subsequent litigation or arbitration proceeding. During the pendency of any Dispute, each Party shall, unless directed otherwise by the other Party, continue to perform its respective obligations under this Agreement while such Dispute is being resolved; provided that this Section 2.6 shall not operate or be construed as extending the Term or prohibiting or delaying a Party’s exercise of any right it may have hereunder to terminate this Agreement or suspend performance as to all or any part of the Services in accordance with the terms of this Agreement.

SECTION 3

PAYMENT; WARRANTY; TAXES

3.1    Fee and Payment. The fees and other charges payable by Buyer in consideration for the Services hereunder are set forth on Schedule A (each, a “Service Fee”). In addition to, but without duplication of, the Service Fees set forth on Schedule A hereto, Buyer shall (a) pay Seller an administration fee in the amount of three million dollars ($3,000,000), payable in twelve (12) equal monthly installments of two hundred fifty thousand dollars ($250,000), payable on the first Business Day of each month commencing in January 2019 through and including December 2019, and (b) reimburse Seller for all out-of-pocket costs and expenses incurred by Seller in connection with providing the Services hereunder (which, for the avoidance of doubt, shall exclude overhead and payroll expenses). Seller shall invoice Buyer on a monthly basis in arrears in accordance with Schedule A for all Services it provided during such month and Buyer shall make payment to Seller within thirty (30) days of receipt of such invoice. Such invoices shall generally identify the Services provided, by area, during the applicable month and specify the Service fee applicable to each such Service area so identified. During the ten (10) Business Day period following Buyer’s receipt of the applicable invoice for the Services, Buyer shall be entitled to review such invoice and discuss with Seller any questions or issues it has with respect to such invoice, and if the Buyer has a bona fide disagreement with any charge thereunder, then Buyer shall send written notice to the Seller specifying in reasonable detail the reason for such disagreement and Buyer and Seller will negotiate in good faith to promptly resolve any such disagreement in accordance with Section 2.6. The Service Fees payable for the Services set forth on Schedule A are based on certain assumptions acknowledged and agreed to by the Parties regarding the underlying costs of providing the Services, including the current and anticipated costs attributable to the provision of any such Services. If events occur that cause a material change in the underlying costs of providing the Services (either increasing or decreasing such costs), then Seller and Buyer hereby agree to re-negotiate in good faith the pricing provisions of Schedule A in order to adjust the Service Fees that Buyer will be required to pay going forward for the continued provision of the Services.

3.2    Payment Default. A payment default (each a “Payment Default”) shall be deemed to occur if the applicable statement (for purposes of this Section 3.2, the “Overdue Statement”) is not paid in full, in cash (including any disputed amounts as further described below) by 11:59 p.m. Eastern Time on the 30th day after delivery of the invoice described in Section 3.1. Upon a Payment Default, Buyer shall be responsible for late charges for each month (or pro rated for any portion thereof in which the Overdue Statement is paid) the Overdue Statement is overdue, calculated as (A) the lesser of (i) 10% or (ii) the maximum rate allowed by applicable law (the “Late Payment Interest Rate”), multiplied by (B) the amount due in the Overdue Statement. Notwithstanding anything to the contrary set forth in this Agreement, Buyer shall not be entitled to withhold or setoff any amount of any fee or other amount payable hereunder as a disputed amount or for any other reason. Notwithstanding the foregoing, if any bona fide disagreement with respect to any invoiced charge is ultimately resolved as a refund to the Buyer, such refund shall bear interest from the date the disputed charge was paid to Seller at a rate per annum equal to the Late Payment Interest Rate

3.3    Taxes. In addition to the fee required to be paid by Buyer to Seller for the Services provided hereunder, Buyer shall pay all sales or use taxes properly assessed with respect to the receipt or use of the Services. The applicable sales and use taxes shall be indicated by the Seller separately on all of the Seller’s invoices. Buyer shall remit to the appropriate tax authorities (the “Tax Authorities”) any taxes required to be withheld by law from any fees payable to Seller hereunder. Buyer shall submit to Seller evidence of payment of any such withholding tax to the Tax Authorities. In the event that Seller receives any credit, deduction or refund of such withholding tax from the Tax Authorities, it shall (a) promptly provide a copy of the certificate from the Tax Authorities showing the receipt of such credit, deduction or refund and (b) provide Buyer a credit for such amount against future monthly fees payable by Buyer to Seller. The Parties shall cooperate with each other to minimize any applicable sales and use taxes and each shall provide the other with any reasonable certificates or documents which are useful for such purpose.

3.4    Certain Software License Fees. Upon Buyer’s request, Seller will use commercially reasonable efforts to obtain all software licenses required hereunder for Seller’s and its Subsidiaries’ performance of the Services, including, without limitation, with respect to the networks and systems in the Business’ data center and disaster recovery center and continued support of the Business during the term of this Agreement or of any Service hereunder (“Required Licenses”). Notwithstanding anything to the contrary in this Agreement and the Purchase Agreement and without regard to any limitation of liability, Buyer shall pay all transfer, re-licensing, consent or termination fees or expenses associated with obtaining all Required Licenses; provided, however, that Seller shall consult with Buyer before seeking any Required License including with respect to the cost of such Required License and shall obtain such Required License only with Buyer’s consent.

SECTION 4

TERM; TERMINATION

4.1    Term. This Agreement shall commence on the date hereof and shall terminate upon completion of the Services hereunder or the earlier termination of this Agreement in accordance with its terms (such period, the “Term”). Schedule A hereto sets forth the term or estimated completion date, as applicable, for each of the Services to be provided hereunder (each, a “Service Period”) and any extension of the term or estimated completion date, as applicable, that Buyer may elect with respect to certain Services. Seller shall not have any obligation to provide any Service after the “maximum duration” period set forth on Schedule A, but, subject to the terms and limitation set forth on Schedule A, including any “escalator” costs contemplated, will consider in good faith any reasonable request by Buyer to extend the term of any Service that Buyer has, after using commercially reasonable efforts, been unable to replace on or before the end of the term or expected completion date (included any extension thereof set forth on Schedule A) of such Service.

4.2    Termination.

(a)    Seller may terminate this Agreement or suspend performance of its obligations hereunder upon written notice to Buyer if Buyer fails to pay any invoice sent to Buyer pursuant to Section 3.1 within thirty (30) days of its receipt of such invoice, and Buyer thereafter fails to make such payment within thirty (30) days after Buyer receives a written request from Seller that such payment be made.

(b)    Buyer may terminate this Agreement in its entirety, or any specific Service, for convenience upon written notice to Seller, provided that (i) such notice is provided to Seller at least thirty (30) days, or such other period as may be set forth on Schedule A, prior to the effective date of termination and in no event shall any Service be terminated before the expiration of the applicable minimum Service period set forth on Schedule A, and (ii) if Buyer elects to terminate any Service that is identified in Schedule A as a Bundled Service, Buyer terminates at the same time all of such dependent Services or Services that are part of such Bundled Service. In the event that, after good faith negotiations, the Parties mutually agree that Buyer may terminate some, but not all, of the Services within a bundle as set forth on Schedule A, then upon such termination, any adjustment in Service Fees for such bundle shall be as mutually agreed in writing by the Parties to account for the costs of performance of Services avoided by Seller as a result of such partial termination.

(c)    Either Party may terminate this Agreement upon written notice having immediate effect if the other Party materially breaches or materially defaults on any provision of this Agreement and, if curable, fails to cure such breach or default within thirty (30) days after receipt of a written notice from the non-breaching Party specifying in reasonable detail the alleged material breach or default and requesting such breach or default be cured.

(d)    Either Party may terminate this Agreement upon written notice having immediate effect in the event that the other Party (i) files for bankruptcy, (ii) becomes or is declared insolvent or is the subject of any proceedings (that is not dismissed within sixty (60) days) related to its liquidation, insolvency or the appointment of a receiver or similar officer, (iii) makes an assignment for the benefit of all or substantially all of its creditors, (iv) takes any corporate action for its winding-up, dissolution or administration or (v) enters into an agreement for the extension or readjustment of substantially all of its obligations or if it suffers any foreign equivalent to any of the foregoing.

(e)    This Agreement may be terminated by the mutual written agreement of the Parties.

(f)    This Agreement itself shall automatically terminate upon the expiration of the Term or the termination of the last Service to be provided hereunder.

(g)    If there is any default by Seller hereunder, Buyer may terminate this Agreement and recover any fees paid in advance for any Services not performed.

4.3    Effect of Termination. Sections 3.3, 4.3, 5.2, Section 6 and Section 7 shall survive any termination of this Agreement. In addition, to the extent not paid in full prior to the termination of this Agreement, the Administrative Fee and any unreimbursed fees and expenses shall become due and payable in full upon any termination of this Agreement other than a termination by Buyer pursuant to Section 4.2(c), in which case the Administration Fee or any portion thereof shall no longer be due or payable, and provided that only the installment of the Administrative Fee that is due and unpaid as of the date of such termination, together with any unreimbursed fees and expenses, shall be payable upon a termination by Buyer pursuant to Section 7.2, and any remaining installments of the Administration Fee shall no longer be due or payable.

SECTION 5

CERTAIN OTHER COVENANTS

5.1    Access. Buyer shall, and shall cause the Company and the Company Subsidiaries to, make available on a timely basis to Seller, its Subsidiaries and any third parties pursuant to Section 2.1(e) all information reasonably requested by Seller to enable it to provide the Services. Buyer shall, and shall cause the Company and each Company Subsidiary to, give Seller, its Subsidiaries and any third parties pursuant to Section 2.1(e), at no cost to Seller, reasonable access, during regular business hours and at such other times as are reasonably required, to the premises of the Company and the Company Subsidiaries for the purposes of providing the

Services. As reasonably requested by Buyer, Seller shall use commercially reasonable efforts to assist the Company or any Company Subsidiary in transitioning off of any applicable Services by answering basic questions.

5.2    Title to Data. Buyer acknowledges that neither Buyer, the Company nor any Company Subsidiary will acquire any right, title or interest (including any license rights or rights of use) in any firmware or software, and any licenses therefor which are owned by Seller or its Subsidiaries, by reason of Seller’s provision of the Services under this Agreement. Seller may retain a copy of any or all data of the Company and the Company Subsidiaries relating to this Agreement following the termination of this Agreement for archival purposes and to be used to fulfill any of Seller’s legal obligations. If Buyer or any of its Affiliates (including the Company and the Company Subsidiaries after the Closing Date) is given or gains access, including unintentional or accidental access, to Seller’s or any of its Affiliates’ computer or electronic systems or data storage, in connection with Seller’s rendering of the Services, Buyer shall limit such access and use solely to the use of the Services and will not attempt to access such computer system, electronic files, software or other electronic services other than as allowed and necessary for the use of the Services. Buyer shall (i) limit such access to the employees of Buyer with an express requirement to have such access in connection with this Agreement, and (ii) follow all reasonable security rules and procedures of Seller for use of Seller’s electronic resources (provided that Seller has informed Buyer of such rules and procedures and all changes thereto). All use of identification numbers and passwords disclosed, unintentional or otherwise, to Buyer or its Affiliates (including the Company and the Company Subsidiaries after the Closing Date) and any information obtained by Buyer or its Affiliates (including the Company and the Company Subsidiaries after the Closing Date), regardless of the means, as a result of Buyer access to, and use of, Seller’s computer and electronic storage systems shall not be disclosed or used by Buyer, the Company or the Company Subsidiaries except in connection with the Services provided hereunder.

5.3    Compliance with Laws. Each of Buyer and Seller shall comply in all material respects with any and all applicable laws in respect of the conduct of its obligations under this Agreement.

5.4    Software and Software Licenses. If and to the extent requested by Buyer, Seller shall use commercially reasonable efforts to assist Buyer in its efforts to obtain licenses (or other appropriate rights) to use, duplicate and distribute, as necessary, certain computer software necessary for Seller or its Subsidiaries to provide, or the Company or the Company Subsidiaries to receive, Services; provided, however, that, Seller shall not be required to pay any fees or other payments, incur any obligations (including obligations to make any payments or expend any funds), assume any liability, or offer or grant any accommodation or concession (financial or otherwise) to enable Buyer to obtain any such license or rights; provided further that Seller shall not be required to seek broader rights or more favorable terms for Buyer than those applicable to Seller, the Company or the Company Subsidiaries, as the case may be, prior to the date hereof or as may be applicable to Buyer from time to time hereafter. The Parties acknowledge and agree that there can be no assurance that Seller’s efforts will be successful or that Seller will be able to obtain such licenses in a timely manner, or rights on acceptable terms or at all and, where Seller enjoys rights under any enterprise, site or similar license grant, the Parties acknowledge that such license typically precludes partial transfers or assignments or operation of a service bureau on behalf of unaffiliated entities.

5.5    Records and Audits. In a manner consistent with Seller’s record retention policy and applicable Law, Seller shall, and shall cause its subsidiaries to, maintain detailed books and records of the Services provided hereunder and reasonable supporting documentation of the costs on which the fees charged to Buyer hereunder have been based. Buyer shall have the right, at its sole cost and expense (subject to the last sentence of this Section 5.5), to have the applicable books and records of Seller (i) reviewed by Buyer from time to time during the Term, and/or (ii) audited by a nationally recognized independent certified public accountant, mutually selected by the Parties, under appropriate confidentiality provisions, for the purpose of verifying the accuracy of all fees and out-of-pocket cost calculations under this Agreement; provided, that any such audit shall be conducted no more than twice and shall be conducted, in each case, upon at least thirty (30) days’ advance notice; provided, further, that no review or audit shall be conducted outside of normal business hours or in a manner that interferes unreasonably with Seller’s business. The results of any such audit shall be binding on the Parties absent manifest error, and shall be delivered in writing to each Party. Any underpayment or overbilling determined by such audit shall promptly be paid by Buyer or refunded by Seller, as applicable, plus interest at a rate of simple interest per annum equal to the Late Payment Interest Rate, from the date of any such underpayment or overbilling. Notwithstanding the foregoing, in the event that Buyer elects to exercise its right to conduct an audit pursuant to this Section 5.5 prior to the end of the Term, Buyer shall be required to reimburse Seller for all reasonable and direct costs and expenses incurred by Seller in connection with any such audit unless it is determined that there was an overbilling in an amount equal to or greater than one hundred fifty thousand dollars ($150,000) in the aggregate by Seller, in which case Seller shall be required to reimburse Buyer for all reasonable and direct costs and expenses associated with such audit.

SECTION 6

LIABILITIES

6.1    Consequential and Other Damages. Seller shall be not liable to Buyer, whether in contract, tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages (other than to the extent reasonably foreseeable) whatsoever (including, to the extent such damages may be limited by contract under applicable law, punitive damages), which in any way arise out of, relate to, or are a consequence of, its performance or nonperformance hereunder, or the provision of or failure to provide any Service hereunder, including but not limited to loss of profits (provided, however, that any such damages paid with respect to a claim made by a third party shall be considered direct damages).

6.2    Limitation of Liability. NOTWITHSTANDING THE FORUM IN WHICH ANY CLAIM OR ACTION MAY BE BROUGHT OR ASSERTED OR THE NATURE OF ANY SUCH CLAIM OR ACTION, IN NO EVENT SHALL SELLER BE LIABLE IN RESPECT OF ANY SERVICES RENDERED HEREUNDER BY ANY DIRECTOR, OFFICER, EMPLOYEE OR AGENT OF SELLER OR ITS AFFILIATES, EXCEPT TO THE EXTENT SUCH LIABILITY ARISES FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY SUCH PERSON OR IF SUCH CLAIM OR ACTION ARISES UNDER SECTION 6.3(b), AND IN NO EVENT SHALL ANY DIRECTOR, OFFICER, EMPLOYEE OR AGENT OF

SELLER OR ITS AFFILIATES HAVE ANY PERSONAL LIABILITY TO BUYER IN RESPECT OF ANY SERVICES RENDERED HEREUNDER. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE AGGREGATE LIABILITY OF SELLER TO BUYER IN RESPECT OF THE SERVICES PROVIDED HEREUNDER, OR OTHERWISE IN CONNECTION WITH THIS AGREEMENT, SHALL BE LIMITED TO (A) REIMBURSEMENT OF THE FEES PAID BY BUYER IN RESPECT OF THE SERVICES THAT CAUSE BUYER TO SUFFER LOSSES AND EXPENSES SUBJECT TO INDEMNIFICATION HEREUNDER, PLUS (B) AN AGGREGATE AMOUNT NOT TO EXCEED $2,000,000. The Parties agree that this provision limiting remedies and liquidating damages is reasonable under the circumstances and Buyer acknowledges that Seller and its Affiliates (including each such entity’s respective directors, officers, employees and agents) shall have no other financial liability to Buyer, the Company or the Company Subsidiaries whatsoever.

6.3    Indemnification. Subject to the limitations set forth in this Agreement (including, for the avoidance of any doubt, Section 6.1 and Section 6.2):

(a)    Buyer shall indemnify, defend and hold harmless Seller, its Subsidiaries and their respective officers, directors, employees or agents from and against any and all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys’ fees) of any kind or nature (“Losses and Expenses”), related to, arising out of or in connection with any third-party claim relating to (i) Buyer’s failure to comply with its obligations hereunder or (ii) an allegation that any activity of Buyer, the Company or the Company Subsidiaries has resulted in the infringement of (or that any resource or process owned or used by Buyer, the Company or the Company Subsidiaries infringes) or violation of any contractual or other right, including the patent, copyright, trademark, trade secret, moral rights, or any other intellectual property rights of any third party; provided, however, Seller shall not be indemnified for any Losses and Expenses to the extent those Losses and Expenses resulted from the fraud, bad faith or willful misconduct of Seller or its Subsidiaries.

(b)    Seller shall indemnify, defend and hold harmless Buyer, the Company, the Company Subsidiaries and their respective officers, directors, employees or agents from and against any and all Losses and Expenses related to, arising out of or in connection with any third-party claim relating to Seller’s failure to fulfill its obligations hereunder; and provided, further, Buyer shall not be indemnified for any Losses and Expenses to the extent those Losses and Expenses resulted from the fraud, bad faith or willful misconduct of Buyer, the Company or any Company Subsidiary.

SECTION 7

MISCELLANEOUS

7.1    Notices. All notices hereunder shall be in writing and shall be deemed to have been given if given in accordance with Section 10.1 of the Purchase Agreement.

7.2    Force Majeure. No Party hereto (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent that performance of its obligations or attempts to cure any breach are made impossible or impracticable due to any act of God, fire, natural disaster, act of terror, act of government, shortage of materials or supplies after the date hereof or any other cause beyond the reasonable control of such Party (a “Force Majeure”); provided, however, that (i) such Party (or such Person) shall have informed the other Party and shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care that such Party (or such Person) shall provide in delivering a Service after a Force Majeure shall be substantially the same as the nature, quality and standard of care that such Party (or such Person) provides to its Affiliates and its other business components with respect to such Service. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause. During the period of a Force Majeure, Buyer shall be entitled to seek an alternative service provider with respect to any or all of the affected Services and shall be entitled to permanently terminate any or all such Services (and shall be relieved of the obligation to pay Service Charges for such Services(s) throughout the duration of such Force Majeure) if a Force Majeure shall continue to exist for more than 15 consecutive days, it being understood that Buyer shall not be required to provide any advance notice of such termination to Seller.

7.3    Independent Contractors. Seller and its Subsidiaries shall operate as, and have the status of, independent contractors and no Party shall act as or be a partner, co-venturer or employee of the other Party. Unless specifically authorized to do so in writing, neither Party shall have any right or authority to assume or create any obligations or to make any representations or warranties on behalf of the other Party, whether express or implied, or to bind the other Party in any respect whatsoever.

7.4    Amendment; Waivers. No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

7.5    Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, by any Party hereto without the prior written consent of the other Party hereto; provided, however, that either Party shall be permitted (a) to assign its rights under this Agreement in connection with a sale of all or substantially all of such Party’s assets, (b) to undergo a change of control so long as the resulting, surviving or transferee Person assumes all of the obligations of the relevant party thereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party or (c) in the case of Buyer, to pledge or assign its rights hereunder to its debt financing sources or an agent thereof as collateral security in connection with any debt financing.

7.6    Sections and Headings. The sections and headings contained in this Agreement are for convenience only, are not intended to define, limit, expand or describe the scope or intent of any clause or provision of this Agreement and shall not affect the meaning or interpretation of this Agreement.

7.7    Entire Agreement. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement and understanding of the Parties and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

7.8    Counterparts. This Agreement may be executed in any number of counterparts, including by means of email, each of which when executed shall be deemed to be an original of this Agreement and all of which taken together shall constitute one and the same agreement.

7.9    Governing Law.

(a)    This Agreement shall be governed by the laws of the State of Delaware, its rules of conflict of laws notwithstanding. Each Party hereby agrees and consents to be subject to the jurisdiction of the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, in any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each Party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such Party at the address and in the manner provided in Section 10.1 of the Purchase Agreement. Each of the Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Court of Chancery of the State of Delaware in and for New Castle County, or if the Court of Chancery lacks jurisdiction over such dispute, in any state or federal court having jurisdiction over the matter situated in New Castle County, Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY

MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

7.10    No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its respective successors and permitted assigns. Except as provided in Section 6.3 with respect to indemnification, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including any third-party beneficiary rights.

7.11    Errors and Omissions. Inadvertent delays, errors or omissions that occur in connection with the performance of this Agreement or the transactions contemplated hereby shall not constitute a breach of this Agreement provided that any such delay, error or omission is corrected as promptly as commercially practicable after discovery; provided, however, that this Section 7.11 shall not apply with respect to, as applicable, (a) any failure to pay any amount due and payable by Buyer in accordance with Section 3, (b) Buyer’s indemnification obligations as set forth in Section 6.3(a), and (c) Seller’s indemnification obligations as set forth in Section 6.3(b).

7.12    Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of the Parties under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provisions, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

7.13    Specific Performance. Each Party acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such Party and that any such breach would cause Buyer, on the one hand, and Seller, on the other hand, irreparable harm. Accordingly, each Party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such Party, Buyer, on the one hand, and Seller, on the other hand, shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance. Any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Each of Seller, on the one hand, and Buyer, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by Seller or Buyer, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Seller or Buyer, as applicable, under this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Transition Services Agreement as of the date first written above.

ARMSTRONG FLOORING, INC.

By:	/s/ Donald R. Maier
	Name:	Donald R. Maier
	Title:	President and Chief Executive Officer

AHF HOLDING, INC. (formerly known as Tarzan Holdco, Inc.)

By:	/s/ Stanley Edme
	Name:	Stanley Edme
	Title:	Vice President

[Signature Page to Transition Services Agreement]